EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Broadcom Corporation:

We consent to the incorporation by reference in the registration statements (Nos.  333-132533, 333-172017, 333-179273, 333-179871, 333-186334, and 333-193682) on Form S-8, and (No. 333-112997) on Form S-4 of Broadcom Corporation of our reports dated January 29, 2015, with respect to the consolidated balance sheets of Broadcom Corporation and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, the related consolidated financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10-K of Broadcom Corporation.

/s/ KPMG LLP
Irvine, California
January 29, 2015